Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

November 13, 2007

Och-Ziff Capital Management Group LLC

9 West 57th Street

New York, New York 10019

Re:	Och-Ziff Capital Management Group LLC
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Och-Ziff Capital Management Group LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-8 (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) on November 13, 2007 under the Securities Act of 1933, as amended (the “Act”), for the registration of 57,785,714 shares (the “Shares”) of the Company’s Class A shares representing Class A limited liability company interests (the “Class A Shares”), that may be issued under the Och-Ziff Capital Management Group LLC 2007 Equity Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with the opinion set forth herein, we have examined and relied on originals or copies of the following: (i) the Registration Statement in the form filed with the Commission on the date hereof; (ii) the Amended and Restated Certificate of Formation of the Company, dated June 6, 2007, as certified by the Secretary of State of the State of Delaware; (iii) the Second Amended and Restated Limited Liability Company Agreement of the Company, dated November 13, 2007 (the “Amended and Restated LLC Agreement”); (iv) certain resolutions of the Board of Directors of the Company relating to the Plan, the filing of the Registration Statement and certain related matters; (v) certain actions by written consent of the sole managing member of the Company relating to the Plan; (vi) a specimen certificate representing the Class A Shares; and (vii) the Plan, in the case of each of (iii), (iv) and (v), as certified by the Secretary of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinion set forth below, we have assumed that, at the time of issuance and delivery of the Shares, (i) each agreement setting forth the terms of each grant under the Plan will be consistent with the Plan and will be duly authorized and validly executed and delivered by the parties thereto; and (ii) the certificates evidencing the Shares in the form examined by us will be manually signed by an authorized officer of the transfer agent and registrar for the Class A Shares and registered by such transfer agent and registrar. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any jurisdiction other than the Delaware Limited Liability Company Act, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon and subject to the foregoing, we are of the opinion that the issuance and sale of the Shares has been duly authorized and, when the Shares have been issued, delivered and paid for in accordance with the terms and conditions of the Amended and Restated LLC Agreement, the Plan and any applicable award agreement, the Shares will be validly issued, fully paid and nonassessable, except as such nonassessability may be limited by Section 18-607 or Section 18-804 of the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP